Amendment to Change in Control Agreement

Between Sandy Spring Bancorp, Inc., Sandy Spring Bank and Jeffrey A. Welch

Dated March 9, 2012

THIS AMENDMENT, made and entered into as of the 7th day of March, 2013, by and between Sandy Spring Bancorp, Inc. (the “Bancorp”), Sandy Spring Bank (the “Bank”) and Jeffrey A. Welch (the “Officer”).

WHEREAS, the Bancorp, the Bank and the Officer entered into a change in control agreement, dated as of March 9, 2012, (the “Agreement”); and

WHEREAS, the Bancorp, the Bank and the Officer desire to amend the Agreement to make certain changes to the potential severance triggers under the Agreement; and

WHEREAS, Section 13 of the Agreement provides that the parties may amend the Agreement by a written instrument from time to time.

ACCORDINGLY, the Agreement is hereby amended, effective as of the date first set forth above as follows:

Section 1.c. of the Agreement is deleted in its entirety and replaced with the following new Section 1.c.:

“c.	Good Reason. "Good Reason" shall be deemed to exist at the time that any of the following events occurs without the Officers express written consent:

i.	A material reduction in the Officer’s responsibilities or authority in connection with the Officer’s employment with the Bank or the Bancorp;

ii.	Assignment to the Officer of duties of a non-executive nature or duties for which the Officer is not reasonably equipped by the Officer’s skills and experience;

iii.	A reduction in salary or benefits, or, following a Change in Control, (x) any reduction in salary or a material reduction in benefits below the amounts to which the Officer was entitled prior to the Change in Control or (y) the Officer is not offered a comparable executive level position, which for purposes of this provision shall mean an executive officer position with respect to which the total authorities, responsibilities, compensation and benefits are comparable with the authorities, responsibilities, compensation and benefits associated with the Officer’s position immediately preceding the Change in Control;

iv.	Termination of incentive and benefit plans, programs, or arrangements, or a reduction of the Officer’s participation to such an extent as to materially reduce their aggregate value below their aggregate value as of the Effective Date;

v.	A requirement that the Officer’s principal business office or principal place of residence be relocated outside any county in which the Bank has its main office, its branches, or its deposit taking Automatic Teller Machines; or the assignment to the Officer of duties that would reasonably require such a relocation;

vi.	A requirement that the Officer spend more than thirty (30) normal working days away from any county in which the Bank has its main office, its branches, or its deposit taking Automatic Teller Machines during any consecutive twelve-month period; or

vii.	Failure to provide office facilities, secretarial services, and other administrative services to the Officer which are substantially equivalent to the facilities and services provided to the Officer on the Effective Date (excluding brief periods during which office facilities may be temporarily unavailable due to fire, natural disaster, or other calamity).

Notwithstanding the foregoing, a reduction or elimination of the Officer's benefits under one or more benefit plans maintained by Bancorp or the Bank as part of a good faith, overall reduction or elimination of such plan or plans or benefits thereunder applicable to all participants in a manner that does not discriminate against the Officer (except as such discrimination may be necessary to comply with law) shall not constitute an event of Good Reason or a material breach of this Agreement, provided that benefits of the type or to the general extent as those offered under such plan or plans prior to such reduction or elimination are not available to other officers of Bancorp or the Bank or any company that controls either of them under a plan or plans in or under which the Officer is not entitled to participate and to receive benefits on a fair and nondiscriminatory basis.

Notwithstanding the foregoing, it is expected that Bancorp and the Bank will perform all duties and agreements to be performed herein, and they shall have the right to cure non-performance, to the extent such performance is reasonably capable of being cured, and shall promptly upon receipt of written notice of non-performance that the Officer describes and alleges to be Good Reason, comply with the requirements of such notice, and further if they shall not comply with such notice to the satisfaction of the Officer within forty-eight (48) hours after delivery thereof, (except if such compliance cannot be reasonably completed within forty-eight (48) hours, if Bank shall not commence to comply with such period and thereafter proceed to completion with due diligence) the Officer shall have the right to proceed with notice of a “Good Reason” termination as specified above.”

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this amendment to the Agreement to be duly executed and delivered, as of the date first indicated above.

SANDY SPRING BANCORP, INC.

By:	/s/ Daniel J. Schrider
Daniel J. Schrider
President and Chief Executive Officer

SANDY SPRING BANK

By:	/s/ Daniel J. Schrider
Daniel J. Schrider
President and Chief Executive Officer

OFFICER

/s/ Jeffrey A. Welch
Jeffrey A. Welch